Sensei Biotherapeutics, Inc. Corporate Company Structure


Sensei Biotherapeutics, Inc.
Incorporation State - Delaware
12/1/2017
100%
Faeth Holdings Therapeutics, LLC
Wholly Owned Subsidiary
Incorporation State - Delaware
2/13/2026
100%
Sensei Bio Subsidiary, Inc.
Wholly Owned Subsidiary
Incorporation State - Maryland
4/2/1999